Exhibit 23.1







       Consent of Independent Registered Public Accounting Firm




Board of Directors
Pioneer Financial Services, Inc.
Kansas City, Missouri


We consent to the inclusion in this registration statement on Form S-1 Registration No. 333-103293 of our report dated November 4, 2004, with respect to our audits of the consolidated balance sheets of Pioneer Financial Services, Inc. as of September 30, 2004 and 2003, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended September 30, 2004, included herein and to the reference to our firm under the caption "Experts" in the offering circular.


                                                 BKD, LLP




Kansas City, Missouri
December 17, 2004